HALE AND DORR
                                 60 State Street
                                Boston, MA 02109


                                            October 23, 1995




Pioneer Bond Fund
60 State Street
Boston, MA  02109

         Re:      Post-Effective Amendment No. 23 to Registration
                  Statement on Form N-1A (File Nos. 2-62436
                  and 811-2864)

Ladies and Gentlemen:

         Pioneer Bond Fund (the "Trust") is a Massachusetts business trust organized under a written Amended and Restated Declaration of Trust dated December 7, 1993, and as further amended on December 7, 1993 (the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest without par value.

         The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Pursuant to Article V, Section 5.1 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Pursuant to Article V, Section 5.4 of the Declaration of Trust, the Trustees may issue shares of any series for such amount and type of consideration, including cash or property, and on such terms as they may deem advisable without action or approval of the shareholders.

         We understand that you are about to register under the Securities Act of 1933, as amended, 67,232 shares of beneficial interest by Post-Effective Amendment No. 23 to the Trust's Registration Statement.

Pioneer Bond Fund
October 23, 1995
Page 2


         We have examined the Declaration of Trust, the By-laws, resolutions of the Board of Trustees, minutes of the meetings of the Board of Trustees relating to the authorization and issuance of shares of beneficial interest of the Trust and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and the legal competence of each individual executing any documents.

         For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

         Our opinion below, as it relates to the non-assessability of the shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust, such as the Trust, may be held personally liable for the obligations of such Trust. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, certificate or undertaking made or issued by or on behalf of the Trust. Also, the Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable solely by reason of his being or having been a shareholder of the Trust; provided, however, that no Trust property may be used to indemnify any shareholder of any series of the Trust other than Trust property allocated or belonging to that series.

Pioneer Bond Fund
October 23, 1995
Page 3


         We are of the opinion that all necessary Trust action precedent to the issue of the shares of beneficial interest of the Trust comprising the shares covered by Post-Effective Amendment No. 23 to the Registration Statement has been duly taken, and that all such shares may be legally and validly issued, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration therefor in accordance with terms described in the Trust's Declaration of Trust and the Registration Statement, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

         We consent to your filing this opinion with the Securities and Exchange Commission as an Exhibit to Post-Effective Amendment No. 23 to the Registration Statement. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or used for any other purpose.

                                            Very truly yours,

                                            /s/Hale and Dorr

                                            HALE AND DORR